Exhibit 99.1

Perfect Moment Reports Strong Fiscal Q2 2026 Results

Delivers strong revenue growth, significant gross margin expansion, and continued progress toward profitability, driven by disciplined cost management, a healthier channel mix, and growing global brand recognition - for the second consecutive quarter

LONDON – November 13, 2025 – Perfect Moment Ltd. (NYSE American: PMNT) (“Perfect Moment” or the “Company”), the high-performance, luxury lifestyle brand that fuses technical excellence with fashion-led designs, reported results for its fiscal second quarter 2026 ended September 30, 2025.

Fiscal Q2 2026 Financial Highlights

●	Revenue up 24% to $4.8 million compared to $3.8 million in Q2 FY25.
●	Gross margin improved to 60.1%, up from 54.0% in Q2 FY25.
●	Total operating expenses decreased 14% to $4.0 million compared to $4.6 million in Q2 FY25.
●	Operating loss improved by approximately $1.4 million to $1.1 million compared to $2.6 million in Q2 FY25.
●	Adjusted EBITDA loss improved by $1.2 million to $0.8 million compared to $2.0 million in Q2 FY25.

Management Commentary

“Our second quarter marks another step forward on our path to profitability through more efficient execution,” said Jane Gottschalk, Co-Founder, Creative Director and President of Perfect Moment. “We delivered strong top-line growth, expanded margins, and significantly improved operating performance – all while strengthening the global reach and desirability of the Perfect Moment brand. We are entering the key winter season with strong momentum, a disciplined balance sheet, and a sharper operating model designed for sustainable growth.”

Chath Weerasinghe, Chief Financial and Operating Officer of Perfect Moment, commented: “We’ve demonstrated clear operating leverage on higher revenues. Our over-600-basis point gross margin improvement, coupled with reduced overhead and the introduction of an agile supply chain model, reflects the success of our financial restructuring and cost realignment despite market headwinds. We are executing with discipline and continuing to invest in initiatives that strengthen long-term brand value and scalability.”

Recent Operational and Strategic Highlights

●	H&M x Perfect Moment Global Collaboration: Launching on December 2nd, 2025, this capsule brings Perfect Moment’s signature design and performance heritage to a global audience through H&M’s flagship stores and digital channels – a milestone that amplifies awareness and introduces the brand to millions of new customers.
●	Verbier Flagship Opening: On November 5th, 2025, Perfect Moment opened its new alpine flagship store in Verbier, Switzerland, offering the full brand universe across skiwear and lifestyle. The boutique anchors the brand’s presence in one of the world’s most iconic luxury ski destinations.

Marketing & Brand Highlights

●	Urban Slopes Capsule Collection: Launched the Urban Slopes Capsule Collection, marking a milestone for the Company that signals the brand’s evolution beyond its alpine roots into year-round, global lifestyle wear – a key component of its long-term strategy.
●	Formula 1 Partnership with BWT Alpine: The Company continues to activate its Formula 1 partnership with Alpine Racing, aligning with global events that celebrate high performance and style. The next activation will take place at the Abu Dhabi Grand Prix in December, with exclusive VIP experiences and co-branded initiatives.

Fiscal Q2 2026 Financial Summary

Total net revenue increased 24% to $4.8 million from $3.8 million in the year-ago quarter. The increase was driven by a stronger wholesale order book and improved operational execution, enabling more efficient fulfillment and shipping timing compared to the prior year.

eCommerce net revenue decreased 71% to $0.3 million compared to $1.2 million in the year-ago quarter. The decrease reflects the Company’s strategic shift away from discounted online sales as it transitions toward a full-price brand model. Historically, a meaningful portion of eCommerce revenue came from promotional activity. Despite lower revenue from this channel, total net revenue increased due to stronger performance across other channels.

Wholesale revenue increased 61% to $4.3 million compared to $2.7 million in the year-ago quarter.

Gross profit increased 38% to $2.9 million from $2.1 million in the year-ago quarter. Gross margins were 60.1% compared to 54.0% in the year-ago quarter. The increase primarily reflects favorable channel mix, which includes growth in higher-margin revenue streams, and the Company’s ongoing focus on disciplined pricing and supply chain reengineering.

Total operating expenses decreased 14% to $4.0 million from $4.6 million in the year-ago quarter. The decrease was driven by continued cost discipline and the timing of marketing initiatives more evenly phased throughout the year.

Operating loss improved by approximately $1.4 million to $1.1 million from $2.6 million in the year-ago quarter.

Net loss was $1.8 million, or $(0.06) per diluted share, compared to a net loss of $2.7 million, or $(0.17) per diluted share, in the year-ago quarter.

Adjusted EBITDA loss improved by $1.2 million to $0.8 million compared to $2.0 million in the year-ago quarter. The improvement in Adjusted EBITDA was primarily driven by the aforementioned increase in gross profit, reflecting higher revenue and gross margin expansion, largely from the addition of partnership revenue and improved channel and product mix, along with continued cost discipline.

The Company’s liquidity position at September 30, 2025, reflects a significant buildup in accounts receivable, which totaled $4.8 million compared to $0.9 million at March 31, 2025. This increase primarily reflects a timing difference in customer payments and is expected to be collected subsequent to quarter-end. Further shipments scheduled in Q3 are expected to convert existing inventory into cash, supporting overall liquidity in the coming period.

Winter 2025-2026 Outlook

Perfect Moment enters the peak winter season with strong commercial momentum, expanded distribution, and a robust financial foundation. Management expects continued revenue growth and improved operating leverage as new partnerships, retail locations, and product categories mature.

Jane Gottschalk, Co-Founder, Creative Director and President of Perfect Moment, added: “Our focus remains crystal clear – we are building a profitable, global luxury lifestyle brand, anchored in performance, creativity, and enduring quality. The groundwork we’ve laid this year sets the stage for scalable growth and long-term shareholder value creation.”

About Perfect Moment Ltd.

Founded in Chamonix, France, Perfect Moment is a luxury outerwear and activewear brand that merges alpine heritage with fashion-forward performance. Known for its technical excellence, bold design, and versatile pieces that transition seamlessly from slopes to city, the brand is worn by athletes, tastemakers, and celebrities worldwide. Perfect Moment is traded on the NYSE American under the ticker symbol PMNT. Learn more at www.perfectmoment.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the sections titled “Risk Factors” in our Form 10-K for the fiscal year ended March 31, 2025, and in the prospectus supplement for the offering, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

Investor Relations Contact:

Gateway Group
Cody Slach, Greg Robles
949.574.3860
PMNT@gateway-grp.com

Press Contact:

press@perfectmoment.com

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30, 2025	Three Months Ended September 30, 2024	Six Months Ended September 30, 2025	Six Months Ended September 30, 2024

Revenues, net:	$4,763	$3,833	$6,235	$4,808
Cost of sales	1,901	1,762	2,484	2,378
Gross profit	2,862	2,071	3,751	2,430
Operating expenses:
Selling, general and administrative expenses	3,637	3,923	7,052	7,223
Marketing and advertising expenses	362	705	891	1,158
Total operating expenses	3,999	4,628	7,943	8,381
Loss from operations	(1,137)	(2,557)	(4,192)	(5,951)
Interest expense	(728)	(188)	(1,508)	(194)
Foreign currency transaction gain	25	1	41	13
Total other expense, net	(703)	(187)	(1,467)	(181)
Net loss	$(1,840)	$(2,744)	$(5,659)	$(6,132)
Dividends on Series AA Convertible Preferred Stock	(161)	-	(320)	-
Net loss attributable to common shareholders, basic and diluted	$(2,001)	$(2,744)	$(5,979)	$(6,132)
Basic and diluted loss per share attributable to common shareholders	$(0.06)	$(0.17)	$(0.23)	$(0.39)
Basic and diluted weighted-average number of shares outstanding	32,764,333	15,781,264	26,111,143	15,717,356
Other comprehensive losses:
Net loss	$(1,840)	$(2,744)	$(5,659)	$(6,132)
Foreign currency translation gain (loss)	89	21	(44)	7
Comprehensive loss	$(1,751)	$(2,723)	$(5,703)	$(6,125)

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	September 30, 2025	March 31, 2025
	unaudited
Assets
Current assets:
Cash and cash equivalents	$393	$6,159
Restricted cash	-	1,350
Accounts receivable, net	4,762	886
Inventories, net	6,736	1,567
Prepaid and other current assets	2,473	2,812
Total current assets	14,364	12,774
Long term assets:
Operating lease right of use assets	31	44
Property and equipment, net	451	483
Other non-current assets	113	36
Total assets	$14,959	$13,337
Liabilities and Shareholders’ Equity
Current liabilities:
Trade payables	$4,245	$2,594
Accrued expenses	3,028	4,233
Trade finance facility	-	2,495
Short-term borrowings, net	602	1,851
Note payable - related party, current, net	3,283	-
Operating lease obligations	30	44
Deferred revenue	1,190	264
Total current liabilities	12,378	11,481
Long term liabilities:
Note payable - related party, long-term, net	1,600	-
Total liabilities	13,978	11,481
Shareholders’ equity:
Series AA convertible preferred stock, $0.0001 par value, 1,800,000 shares authorized; 924,921 shares issued and outstanding as of September 30, 2025 and March 31, 2025	-	-
Common stock; $0.0001 par value; 100,000,000 shares authorized; 35,221,933 and 19,291,000 shares issued and outstanding as of September 30, 2025 and March 31, 2025, respectively	3	2
Additional paid-in capital	71,620	66,793
Accumulated other comprehensive loss	(67)	(23)
Accumulated deficit	(70,575)	(64,916)
Total shareholders’ equity	981	1,856
Total Liabilities and Shareholders’ Equity	$14,959	$13,337

Use Of Non-GAAP Measures

In addition to our results under generally accepted accounted principles (“GAAP”), we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, financing costs and changes in fair value of derivative liability.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations in that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA

	Three months ended September 30,		Six months ended September 30,
	2025	2024	2025	2024

Net loss, as reported	$(1,840)	$(2,744)	$(5,659)	$(6,132)

Adjustments:
Interest expense	728	188	1,508	194
Stock compensation expense	112	342	246	712
Amortization of stock-based marketing services	140	111	339	111
Depreciation and amortization	68	106	199	217
Total EBITDA adjustments	1,048	747	2,292	1,234
Adjusted EBITDA	$(792)	$(1,997)	$(3,367)	$(4,898)

We present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the Adjusted EBITDA does not reflect any cash requirements for such replacements.